Exhibit 9.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Subsea 7 S.A.’s Registration Statements File Nos. 333-124983 and 333-166574 on Form S-8 and File No. 333-86288 on Form F-3 and Form F-3/A of our reports relating to the consolidated financial statements of Subsea 7 S.A. and subsidiaries (the “Group”) and the effectiveness of the Group’s internal control over financial reporting dated February 23, 2011, appearing in this Annual Report on Form 20-F of the Group for the year ended November 30, 2010.

/s/ Deloitte LLP
Deloitte LLP
London, United Kingdom
February 23, 2011